Exhibit 99.2

Philip Morris International Inc.
2015 Second-Quarter Results Conference Call
July 16, 2015

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2015 second-quarter results. You may access the release on our website at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the second quarter of 2015 and comparing them to the same period in 2014, unless otherwise stated.

A glossary of terms, data tables showing adjustments to net revenues and OCI for currency and acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS,” as well as reconciliations to U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

Our excellent start to the year was reinforced in the second quarter. Organic cigarette volume was strong, declining by a modest 1.4% due to lower cigarette industry volume across all Regions, partly offset by market share gains in the Asia, EEMA and Latin America & Canada Regions.

On a June year-to-date basis, our organic cigarette volume was essentially flat, or down by approximately 1% excluding inventory movements. For 2015, we forecast an organic cigarette volume decline in the range of 1.0% to 1.5%.

(SLIDE 5.)

Net revenues and adjusted OCI in the quarter were up by 4.5% and 6.1%, respectively, excluding currency and acquisitions. This growth was driven by strong pricing across all Regions, partially offset by lower volume largely in the Asia and EU Regions. Adjusted diluted EPS, excluding currency, grew by 9.2% to $1.54.

June year-to-date adjusted diluted EPS grew by 15.8%, excluding currency. This growth benefited from a gain in Korea related to inventories built ahead of the excise tax increase effective January 2015.

(SLIDE 6.)

As announced in our earnings release this morning, we are reaffirming our 2015 reported diluted EPS guidance, at prevailing exchange rates, to be in a range of $4.32 to $4.42.

Our guidance includes a full-year unfavorable currency impact of approximately $1.15 per share at prevailing exchange rates. Excluding currency, our 2015 guidance continues to represent a growth rate of 9% to 11% compared to our adjusted diluted EPS of $5.02 in 2014. Given our better-than-anticipated volume and market share performance, we now expect to be towards the upper end of this range.

As previously communicated, our guidance includes incremental investment during the second half of the year to support the deployment of iQOS in Japan, Italy and additional 2015 launch markets. Our guidance now also includes accelerated spending in the fourth quarter behind planned iQOS launches in 2016, as well as incremental marketing investments in the second half to further reinforce the favorable momentum of our combustible business.

As discussed in today’s press release, our guidance excludes the potential impact of a motion that is currently before the Québec Court of Appeal related to a judgment involving two class actions against our Canadian affiliate, Rothmans, Benson & Hedges. Should the Court of Appeal deny the motion, PMI expects to incur an after-tax charge of approximately $0.09 per share in the second quarter, which would have a corresponding impact on our 2015 reported diluted EPS guidance. Separately, RBH's appeal on the merits of the case is pending before the appellate court.

(SLIDE 7.)

Although the total estimated unfavorable currency impact on our current guidance remains unchanged versus our April guidance, there has been a shift since then in its composition. As you can see on this chart, the positive impact of the Euro has been offset notably by the unfavorable impact of the Russian Ruble.

(SLIDE 8.)

Strong pricing remains the key driver of our financial performance. In the second quarter we recorded a variance of $514 million, reflecting higher pricing across all four Regions. We increased retail prices during the quarter in key markets such as Argentina, Germany, Indonesia and Russia.

Our June year-to-date pricing variance of $1.1 billion leaves us well-positioned to achieve full-year pricing broadly in line with our historical annual average of approximately $1.8 billion. As a reminder, our first-half pricing variance includes the gain in Korea that I discussed earlier.

(SLIDE 9.)

Our results in the quarter were underpinned by continued market share gains. Share in our top-30 OCI markets grew by 0.1 point to 37.5%, with our share up or essentially flat in 17 of these markets.

Our share performance was supported by the strength of our leading brand portfolio, which continues to benefit from the roll-out of our new commercial approach. The integration of marketing and sales expertise, increased consumer focus and field sales force empowerment are proving to be a competitive advantage.

(SLIDE 10.)

Importantly, Marlboro was a key contributor to our share growth. The brand's international share, excluding China and the U.S., increased by 0.3 points to 9.5%. This performance was broad-based, with share up in all four Regions.

Marlboro's share benefited from the further roll-out of the new 2.0 Architecture, which we introduced in some 20 additional markets during the quarter, predominantly in the EEMA Region. By year-end, we expect to have rolled out Marlboro 2.0 in approximately 100 markets.

(SLIDE 11.)

I will now provide an update on selected geographies, beginning with the EU Region.

Cigarette industry volume in the second quarter declined by 3.0%, or 2.3% excluding trade inventory movements. Consequently, we now expect a decline of 3.0% to 3.5% for the full year, versus our previous forecast of approximately 4%.

Our new forecast reflects improving macroeconomic conditions, a moderation in the level of illicit trade, less out-switching to fine cut products and a lower prevalence of e-vapor products.

The moderation in the level of illicit trade in the quarter is consistent with the findings of an annual study published by KPMG in May. It concluded that the consumption of counterfeit and contraband products declined in 2014 across most EU markets, with France and the U.K. being notable exceptions.

(SLIDE 12.)

While our cigarette market share for the EU Region was stable at 40.4% in the second quarter, our top three brands -- Marlboro, L&M and Chesterfield -- all gained share.

Marlboro's cigarette share was up in four of the top six largest markets by industry volume, with particularly strong growth in Germany and Spain. However, Marlboro's share declined in Italy, following the brand's move above the five Euro per pack retail price point during the first quarter.

Adjusted OCI grew by 4.9% in the quarter, excluding currency and acquisitions, driven by strong pricing, which more than offset our cigarette volume decline due to a lower total market.

(SLIDE 13.)

Turning now to Russia, the decline in cigarette industry volume decelerated to 4.2% in the quarter, resulting in a June year-to-date decrease of 6.5%. We now expect a full-year decline towards the lower end of our 8% to 10% forecast range. However, the economic environment remains fragile and we are witnessing some signs of down-trading to the low-price segment.

Our excellent performance in this important market continued in the quarter. We recorded a May quarter-to-date share gain of 0.8 points to reach 27.6%, driven notably by above premium Parliament, as well as low-price Bond Street and super-low Next, both of which also benefited from wider distribution in the eastern part of the country. Our cigarette volume grew by 5.3% in the quarter.

The combination of the volume increase and higher unit margins, driven by significant retail price increases, resulted in strong double-digit OCI growth in the quarter, excluding currency.

(SLIDE 14.)

I will now cover selected markets in our Asia Region, beginning with Indonesia.

Cigarette industry volume declined by 4.6% in the quarter, following strong first-quarter growth of 6.0%. On a June year-to-date basis, industry volume increased by 0.4%.

The shift in adult smoker preferences from hand-rolled to machine-made kretek cigarettes continued in the second quarter, with the expansion of the overall machine-made kretek segment driven by the accelerated share growth of full-flavor products. The segment share of lighter-tasting products declined slightly.

Our market share increased by 0.5 points to 35.2%, despite our relatively high exposure to the declining hand-rolled kretek segment. This share growth was led by Dji Sam Soe Magnum, which helped drive a 2.5 point increase in our share of the machine-made full-flavor kretek segment, and Sampoerna A, our leading machine-made lighter-tasting kretek brand.

During the quarter, we further realigned our production from hand-rolled to machine-made kretek cigarettes. While this had an adverse impact on the Asia Region's costs in the quarter, it should provide an operational foundation better suited for long-term growth.

Over the mid to long-term, we expect cigarette industry volume to increase within a range of 1% to 3% annually, driven by the growing adult population and rising income levels. We forecast growth towards the lower end of this range in 2015, due to the recent softening of the economic environment.

As announced last month, Sampoerna will explore options to comply with the Indonesian Stock Exchange’s mandatory requirement of a 7.5% minimum public shareholding by January 30, 2016. These include potential capital market transactions.

(SLIDE 15.)

In Japan, cigarette industry volume increased by 11.0% in the quarter, due to the timing of retail trade inventory movements related to the April 2014 tax-driven price increases. However, industry volume declined by 1.7%, excluding this distortion, and by 2.6% on a June year-to-date basis, consistent with our forecast for a full-year decline of 2.5% to 3.0%.

Our market share declined by 1.0 point in the quarter to 25.4%, though it was down by a more modest 0.4 points after adjusting for inventory movements. We continue to invest behind our brands and for 2015 expect our share to be broadly in line with last year's level. We are supporting the Marlboro 2.0 Architecture, which we began rolling out at the end of March, and are also investing behind our strong pipeline of innovations, as highlighted by the recent launch of two Lark variants in the rapidly growing new taste menthol segment.

(SLIDE 16.)

In the Philippines, the competitive environment continued to improve during the quarter, benefiting from the introduction of tax stamps.

Smoking prevalence remained stable in the quarter. However, average daily consumption declined due to higher retail prices, although it did not deteriorate on a sequential basis compared to the first quarter. This indicates that adult smokers have largely adjusted to higher prices at the bottom of the market.

While our market share declined due to higher estimated duty-paid volume by our principal local competitor, Marlboro's share increased by 2.1 points to 20.2%. The brand benefited from improved price gaps, which helped drive a volume increase of 18.1%.

As a result of the improved competitive environment and the excellent performance of Marlboro, we are increasingly optimistic about the OCI outlook for the Philippines and are expecting strong growth this year, excluding currency.

(SLIDE 17.)

Turning now to our RRP portfolio, we will commence the national expansion of iQOS in Japan this September. Building on the success of our pilot launch in Nagoya, iQOS will be rolled out in key regions at a price of 9,980 Yen, or approximately $80. The roll-out will feature an upgraded version of iQOS in new colors and textures to broaden its appeal among adult smokers.

Our expansion plan for Italy also remains on track, with additional city launches commencing later this year.

(SLIDE 18.)

I am extremely pleased to announce the launch of iQOS in Switzerland this August. The launch will focus on five major cities with retail distribution in approximately 250 outlets by the end of October.

The iQOS kit will feature the upgraded version of iQOS, while Marlboro HeatSticks will be available in regular, smooth and menthol variants. On our e-commerce platform, the kit will have a retail price of 80 Swiss Francs, or approximately $85, and HeatSticks will retail with a premium positioning at 8.00 Swiss Francs per pack of twenty.

(SLIDE 19.)

We generated free cash flow of $2.9 billion in the first half of the year. This was in line with our free cash flow for the first half of 2014, despite an adverse currency impact of $1.6 billion. Our resilient cash flow performance was supported by prudent cash flow management, particularly with regard to working capital and capital expenditures.

For 2015, we forecast free cash flow to be broadly in line with last year’s level, despite the significant currency headwind.

(SLIDE 20.)

In conclusion, our excellent start to the year was reinforced in the second quarter, with a modest organic cigarette volume decline and strong currency-neutral financial results driven by robust business fundamentals.

In the combustible business, our superior brand portfolio, supported by a superb commercial organization, is driving strong pricing and continued market share gains. Meanwhile, our iQOS pilot launches are performing well, we are on track with further roll-outs in Japan and Italy, and will soon be launching in Switzerland.

We remain committed to returning around 100% of our free cash flow to shareholders. As of last Friday's market close, our dividend yield of 4.9% was significantly above that of our Tobacco Peer Group and 10-year U.S. Treasury Notes.

On a currency-neutral basis, our 2015 EPS guidance reflects a growth rate of 9% to 11% versus 2014 adjusted diluted EPS of $5.02. Given our better-than-anticipated performance, we now expect to be towards the upper end of this range.

(SLIDE 21.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team, who are currently in Switzerland.

Thank you again and have a nice day.